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                                                                    EXHIBIT 99.2
FRIDAY DECEMBER 7, 10:00 AM EASTERN TIME

PRESS RELEASE

SOURCE: Raven Industries, Inc.

RAVEN INDUSTRIES BUYS SECOND COMPANY IN 2 DAYS WITH ACQUISITION OF SYSTEM INTEGRATORS FOR $1.4 MILLION CASH

SIOUX FALLS, S.D., Dec. 7 /PRNewswire/ -- In aggressive moves to build its topline, Raven Industries, Inc. (Nasdaq: RAVN - news) today announced its second acquisition in the past week. The company reported that it has purchased System Integrators, Inc., a privately held electronics manufacturing services (EMS) provider in the St. Louis area. The purchase price is approximately $1.4 million cash and the assumption of approximately $600,000 of debt.

"This is a small but strategic acquisition and System Integrators' engineering capabilities complement our own," noted Raven President and CEO Ronald M. Moquist. Revenues are expected to be in the $5 million range annually and be accretive to earnings. "While no additional acquisitions are planned in the fourth quarter, we remain on the lookout for growth-oriented businesses to enhance the capabilities of our Electronic Systems, Flow Controls and Engineered Films divisions."

Operations of System Integrators are to be combined into Raven's Electronic Systems Division (ESD), noted David Bair, Vice President and General Manager of ESD. "Personnel and equipment are being transferred to our plant in Earth City, MO. The acquisition greatly enhances our design engineering services capability and helps to better utilize existing manufacturing capacity. We are looking forward to serving System Integrators' customers."

Earlier in the week, Raven announced the acquisition of privately held Starlink for approximately $8 million in cash. Raven management said it acquired the Texas-based company primarily for its Global Positioning Satellite (GPS) technology. Starlink is expected to produce some $7 million in sales over the next 12 months.

Raven is an industrial manufacturer that provides electronics manufacturing services, reinforced plastic sheeting and flow control devices to various markets.

Forward-Looking Statements
This release contains statements that may constitute forward-looking statements within the meaning of federal securities laws. Although Raven Industries, Inc. believes that expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ from expectations include general economic conditions, weather conditions which could affect certain of the company's primary markets such as agriculture or construction, or changes in competition or the company's customer base which could impact any of the company's product lines.

On the Internet, information is available at FRB's website, www.frbinc.com, or at www.ravenind.com, the company's website.
SOURCE: Raven Industries, Inc.